Exhibit 23.4

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-7410, 333-7412, 333-11022 and 333-13384) of Royal Dutch Petroleum Company of our report dated March 5, 2003, relating to the Financial Statements of Royal Dutch Petroleum Company which is included in this 2002 Annual Report on Form 20-F.

KPMG Accountants N.V.

KPMG Accountants N.V.,
The Hague

March 31, 2003